Exhibit 10.1

FIRST NBC BANK HOLDING COMPANY

STOCK INCENTIVE PLAN

Section 1. Shares Subject to the Plan.

Subject to Section 4.4, the shares of common stock (“Stock”) with respect to which options or restricted stock award Incentive may be granted subsequent to August 2, 2005 may not exceed 300,000 shares during the Plan’s effectiveness. If an Incentive expires or is terminated or cancelled as to any shares of Stock, such shares may again be issued. The Board may also cancel stock options in order to grant new stock options to the same participant at a lower price than those cancelled. Shares may be authorized and unissued shares or treasury shares. The above limit on the maximum shares covered by the Plan shall not include the restricted stock awards for 460,000 shares which were granted by the predecessor, First Commerce Corporation, of First NBC Bank Holding Company on August 2, 2005 in connection with the commitment made by First Commerce Corporation to attract its President and Chief Executive Officer and its Executive Vice President to lead and execute its organizational activities to charter First NBC Bank, hire a management team and organize operations so as to build an effective banking organization.

Section 2. Stock Options. A stock option is a right to purchase shares of Stock from First NBC Bank Holding Company (the “Company”). Each stock option shall be subject to the following terms.

Section 2.1 Price. The option price per share shall be not less than the Fair Market Value (as defined below) of a share of Stock on the date of grant or such other price designated by the Board greater than Fair Market Value, subject to adjustment under Section 3.4.

Section 2.2 Number. The number of shares of Stock subject to the option shall be determined by the Board or a designated committee on recommendation of the Chief Executive Officer, subject to adjustment under Section 3.4.

Section 2.3 Duration and Time for Exercise. The terms of and the time or times each option may be exercised shall be determined by the Board on recommendation of the Chief Executive Officer, and, unless otherwise provided in Section 3.4 or the Incentive Agreement, all stock options (i) shall vest one-third after one year from date of grant, two-thirds after two years and in full after three years and (ii) shall expire fifteen days after the date of termination of employment to the extent exercisable on that date, and all options not exercisable on that date will terminate; provided that no option may be exercised after 10 years from the date of grant. The Board may in its discretion extend the term of options which would otherwise expire. The Board may also impose such other terms and conditions to the exercise of each option as it deems advisable and may accelerate the exercisability of any outstanding option at any time in its sole discretion.

Section 2.4 Repurchase. Upon mutual agreement of the optionee and the Company, and upon further approval of the Board and such regulatory agencies the approval of which is required by law, the Company may repurchase a previously granted stock option before it has been exercised by payment to the participant of the amount by which the Fair Market Value of the Stock subject to the option on the date of purchase exceeds the option price, or may purchase Stock issued upon the exercise of an option at its fair market value on the date of repurchase.

Section 2.5 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company stating the number of shares to be purchased and accompanied by the purchase price for such shares in the form or forms of (a) cash, check or bank draft, (b) delivery of shares of Stock held by the optionee, valued for this purpose at the Fair Market Value on the date such option is exercised, or (c) such other form as may be authorized by the Board. In the case of delivery of an uncertified check or bank draft, no shares shall be issued until it has been paid in full. Prior to delivery of shares upon the exercise of a stock option, a participant shall have no rights as a stockholder.

Section 2.6 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions apply to stock options that are intended to qualify as Incentive Stock Options (“ISOs”) as defined in Section 422 of the Internal Revenue Code (the “Code”):

(a) They must be granted within ten years from the date on which the Plan was adopted, and unless sooner exercised, must expire no later than ten years after the date of grant;

(b) They may not be granted to any person who, at the time, would own (within the meaning of Code Section 422) stock with more than 10% of the total combining voting power of all classes of stock of Company or of its parent or subsidiary corporations;

(c) The aggregate Fair Market Value (determined with respect to each ISO as of the time it is granted) of the Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of Company) shall not exceed $100,000; and

(d) Such other provisions as consistent with and necessary to qualify the options as ISOs.

Section 2.7 Non-Transferability. Options are not transferable other than by will, the laws of intestate succession or pursuant to a qualified domestic relations order, as defined by the Code, and may be exercised during a participant’s lifetime only by him or his guardian or legal representative. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an option, or levy of attachment or similar process upon the option, not specifically permitted herein, shall be null and void and without effect.

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Section 2.8 Regulatory Required Exercise or Forfeiture. The Company’s then primary regulator may, pursuant to then applicable law and regulation, require a participant to exercise or forfeit any then exercisable stock option within such period as may be determined by the regulator, if the Company’s capital falls below the minimum requirement as determined by such primary regulator.

Section 3. Restricted Stock

Section 3.1 Grant of Restricted Stock. The Board or a designated committee on recommendation of the Chief Executive Officer may award shares of restricted Stock to such persons as it determines to be eligible. An award of restricted Stock may be subject to the passage of time, the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Board may determine, subject to the provisions of the Plan. To the extent restricted Stock is intended to qualify as performance based compensation under Section 162(m) of the Code, it must meet the additional requirements imposed thereby. All such conditions may differ from one restricted stock award to another and all such conditions applicable to each individual award shall be documented in a Restricted Stock Award Agreement.

Section 3.2 The Restricted Period. At the time an award of restricted Stock is made, the Board shall establish a period of time during which the transfer of the shares of restricted Stock shall be restricted (the “Restricted Period”). Each award of restricted Stock may have a different Restricted Period. Unless otherwise provided in the Restricted Stock Award Agreement, the Restricted Period will terminate upon a participant’s death. The Board may in its discretion declare the Restricted Period terminated upon a participant’s disability, retirement or involuntary termination. The expiration of the Restricted Period shall also occur as provided under Section 4.9 upon a Change of Control of the Company.

Section 3.3 Escrow. The participant receiving restricted Stock shall enter into a Restricted Stock Award Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted Stock shall be registered in the name of the participant and provided to the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the First NBC Bank Holding Company Stock Incentive Plan (the “Plan”) and an agreement between the registered owner and First NBC Bank Holding Company thereunder. Copies of the Plan and the agreement are on file and available for inspection at the principal office of the Company.

Section 3.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Board may, in its discretion, prescribe in the Restricted Stock Award Agreement.

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Section 3.5 Forfeiture. In the event of the forfeiture of any shares of restricted Stock under the terms provided in the Incentive Agreement (including any additional shares of restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received due to a recapitalization, stock split or other change in capitalization.

Section 3.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Board or at such earlier time as provided for in the Plan and in the Restricted StockAgreement or an amendment thereto, the restrictions applicable to the restricted Stock shall lapse and a stock certificate for the number of shares of restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant’s estate, as the case may be.

Section 3.7 Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive agreement, each participant receiving restricted Stock shall have all the rights of a shareholder with respect to shares of Stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares.

Section 4. General.

Section 4.1 Duration. The Plan shall remain in effect until all authorized Incentives have been satisfied by the issuance of shares, unless earlier terminated by the Board.

Section 4.2 Effect of Termination of Employment. If a participant ceases to be an employee of Company for any reason, any Incentive options may be exercised within 10 days or shall expire as provided herein or as may be determined by the Board in the Plan or the Incentive Agreement.

Section 4.3 Legal and Other Requirements. The obligation of the Company to deliver Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company.

Section 4.4 Adjustment. In the event of any merger, consolidation or reorganization of the Company, there shall be substituted for each of the shares then subject to the Plan the number and kind of shares of stock or other securities to which the holders of the shares of Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Stock, the number of shares of Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Stock. In the event of any such adjustments, the purchase price of any stock option shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Board, to provide participants with the same relative rights before and after such adjustment. This section shall apply to Restricted Stock awards in addition to Stock Option awards.

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Section 4.5 Incentive Agreements. The terms of each Incentive option shall be stated in an agreement approved by the Board. The Board may also enter into agreements with holders of Incentive options to reclassify or convert certain outstanding options as ISOs or as non-qualified stock options with respect to all or part of such options and any other previously issued options. Notwithstanding anything to the contrary contained in the Plan, the Board is under no obligation to grant an Incentive to a participant or continue an option in force unless he executes all appropriate agreements with respect to such options in such form as the Board may determine.

Section 4.6 Withholding. At any time a participant is required to pay the Company an amount required to be withheld under applicable income tax laws in connection with the delivery of shares, he may, subject to the Board’s right of disapproval, satisfy his obligation in whole or in part by electing (the “Election”) to have the Company withhold from the distribution shares having a value equal to the amount required to be withheld, based on the Fair Market Value of the Stock on the date the amount of tax to be withheld is determined (the “Tax Date”). Each Election must be made prior to the Tax Date.

A participant may also satisfy his or her total tax liability related to the option by delivering shares of Stock owned by him, and satisfaction of the tax obligation through this method does not require compliance with the procedures described above applicable to an Election. The value of the shares delivered shall be based on the Fair Market Value of the Stock on the Tax Date.

Section 4.7 No Continued Employment. No participant shall have any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation.

Section 4.8 Amendment of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment or discontinuance shall change or impair, without the consent of the recipient, an Incentive previously granted.

Section 4.9 Immediate Acceleration of Incentive options and Restricted Stock Awards. Notwithstanding any provision in this Plan or in any Incentive agreement to the contrary, except a provision in an Incentive Agreement that provides that no acceleration of vesting will occur under the terms of this provision, all outstanding Incentive options shall become exercisable immediately and all restrictions on restricted Stock shall be removed if any of the following events occur:

(a) any person or group other than any employee benefit plan of Company or related trust initially becomes the beneficial owner of 40% or more of Company’s total voting power;

(b) a majority of the members of Company’s Board is replaced within any period of less than two years by directors not nominated and approved by the Board; or

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(c) the Company’s shareholders approve a reorganization, merger or consolidation (“Combination”), in each case with respect to which the owners of the Stock immediately prior to such Combination do not, following such Combination, beneficially own, directly or indirectly, more than 51% of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Combination, or a complete liquidation or dissolution of Company or the sale or other disposition of all or substantially all of Company’s assets;

provided that, if a participant directs the Board in writing prior to the occurrence of any such event (an “Acceleration Notice”) then any stock options held by him shall become exercisable only to the extent specified in the Acceleration Notice.

For the purposes of this Section 4.9, beneficial ownership by a person or group shall be determined in accordance with Regulation 13D of the Securities and Exchange Commission (“SEC”). Beneficial ownership may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D with the SEC reporting such ownership. If non-exercisability periods are eliminated by reason of provision (a), they shall not become applicable again should the person or group cease to own securities representing 40% or more of the voting power of Company.

For purposes of this Section 4.9, “Continuing Directors” are directors (i) who were in office prior to the time any of provisions (b), (c) or (d) occurred or any person publicly announced an intention to acquire securities representing 20% or more of the voting power of Company, (ii) in office for a period of more than two years, and (iii) nominated and approved by the Continuing Directors.

Section 4.10 Definition of Fair Market Value. “Fair Market Value” of the Stock on any date shall be (a) if it is listed upon an established exchange or any automated quotation system that provides sale quotations, its closing sale price on such date, or if no sale shall have been made on that date, on the next preceding day on which there was a sale, (b) if it is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked price or such date, and if bid and asked quotations are not available on such date, on the latest preceding day, or (c) if it is not actively traded or quoted, its fair market value on such date as determined by mutual agreement between the participant and the Company, if the determination is for the purpose of Section 2.4, and the fair market value as determined by the Board, if the determination is for any other purpose hereunder.

Section 4.11 Loans. To assist a participant to acquire stock pursuant to an Incentive and to satisfy his tax liabilities in connection therewith, the Board may authorize, at either the time of the grant of the option, at the time of the acquisition of shares pursuant to the option, or at the time of vesting of restricted Stock, the extension of a loan to the participant by Company. The terms of any loans, including interest rate, collateral and terms of repayment, will be subject to the discretion of the Board. The maximum credit available hereunder shall be the purchase price, if any, of the shares acquired pursuant to an option, plus the maximum tax liability that may be incurred in connection with an acquisition or vesting.

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First NBC Bank Holding Company

By:	/s/ Ashton J. Ryan, Jr.
Chairman of the Board of Directors

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